UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2018

IDEANOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1778374
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

001-35561

(Commission File Number)

55 Broadway, 19th Floor, New York, NY 10006

(Address of principal executive offices) (Zip Code)

212-206-1216

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2018, the Board of Directors (the “Board”) of Ideanomics, Inc. (Nasdaq: IDEX) (“Ideanomics” or the “Company”) appointed two new directors to the Board: Alex Yao, as the Chairman of the Board, and Richard Frankel, as the Executive Vice Chairman of the Board. Also on November 12, 2018, Dr. Bruno Wu resigned from his role as Co-Chief Executive Officer (“CEO”) and Chairman of the Board, and the Board appointed Brett McGonegal, the Company’s Co-CEO, as a director and the CEO of the Company.

Dr. Bruno Wu resigned from his role as Co-CEO and Chairman of the Board in order to lead the National Committee for China-U.S. Relations, which is a new committee developed to improve relations between China and the U.S. and resolve disputes between the two countries. Dr. Wu has assumed the role of Special Advisor to the Board, and will continue in his current role as Chairman and CEO of Sun Seven Stars Investment Group Limited, a private, family-held media and investment company and majority holder of the Company (“SSS”).

Mr. Yao is and will remain the CEO of SSS’s majority controlled fintech and digital finance arm, and is Managing Partner and Founder of Long March Capital Group, an investment management and advisory firm focused on consumer finance, fintech, mining and infrastructure. Mr. Yao has experience in private equity investments in energy, commodities, consumer financing and technology and has worked with numerous large state-owned enterprises and financial institutions to successfully close several cross-border acquisitions.

Mr. Frankel has 25 years of combined experience working in law enforcement and public service as a former Associate Director of National Intelligence and Senior Federal Bureau of Investigation Representative to the Office of the Director of National Intelligence, and a U.S. prosecutor. He has expertise in risk identification and mitigation strategies in business, including cyber, criminal and operational threats. From 1990 to 1995, Mr. Frankel was Assistant District Attorney, Suffolk County New York. From 1995 to 2016, he was Special Agent with the Federal Bureau of Investigation. He was Associate Director of National Intelligence (senior FBI Detailee to ODNI) for 18 months, from 2011 to 2012. Mr. Frankel was Federal Government Senior Executive Service in the FBI, Detailee and Special Agent In-Charge from 2011 to 2016, and he has been an Of Counsel Attorney in private practice from 2017 to present.

There is no arrangement between Mr. Yao or Mr. Frankel and any person pursuant to which Mr. Yao or Mr. Frankel was selected as a director. Neither Mr. Yao nor Mr. Frankel is a party to any transaction in which the Company is a participant. Mr. Yao’s cash and equity compensation arrangements as a director will be the same as those previously reported for other non-employee directors. Mr. Frankel will receive a salary amount and potential equity compensation that we expect will be greater than given to non-employee directors of the Company. To date, he has been a receiving salary through Red Rock Global Capital Limited, a wholly owned subsidiary of the Company. However, his new compensation level as a Director of the Company has not been yet determined.

Mr. McGonegal, age 45, has served as Co-CEO of the Company since September 2018. From 2012 to 2016, Mr. McGonegal previously served as CEO of Yunfeng Financial Group Limited (formerly known as ReOrient Group Limited), a Hong Kong-based investment bank that was partially sold to Jack Ma, Chairman of Alibaba Group Holding Ltd., in 2015. Mr. McGonegal was Co-Head of Equity Sales and Trading at Cantor Fitzgerald Capital Markets (Hong Kong) Limited, and he served as a Senior Managing Director at Schwab Capital Markets in the U.S. On September 10, 2018, the Company agreed to appoint Mr. McGonegal as Co-CEO of the Company in accordance with the terms of a binding Memorandum of Understanding (the “MOU”) entered into on September 10, 2018, as previously disclosed in the Company’s Current Report on Form 8-K filed on September 14, 2018 (the “September Form 8-K”). An employment contract with Mr. McGonegal will be finalized within 90 days from September 10, 2018. There is no arrangement or understanding between Mr. McGonegal and any other person pursuant to which Mr. McGonegal was selected as CEO. There is no family relationship between Mr. McGonegal and any director or officer of the Company. Mr. McGonegal is not a party to any transaction in which the Company is a participant other than with regards to the MOU as described in Item 1.01 of the September Form 8-K.

Item 8.01.	Other Events.

On November 14, 2018, the Company issued a press release announcing the resignations and appointments noted in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated November 14, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEANOMICS, INC.

Date: November 19, 2018	By:	/s/ Brett McGonegal
Brett McGonegal
Chief Executive Officer